EXCLUSIVE DEALERSHIP AND SALES AGREEMENT

THIS AGREEMENT is made on this 18 day of September 2019

BETWEEN

KHA SHING ENTERPRISES CO., LTD a company incorporated and existing under the laws of the Republic of China with its registered office situated at 10 Kuang Yang Street, Hsiao Kang, Kaoshiung, Taiwan, R. O. C. ("KSE")

AND: VIVIC CORPORATION , a company incorporated and existing under the laws of United States of America with its registered office at187 E. Warm Spring Road, PMB# B450, Las Vegas, NV 8v9119 - 4112 ("Dealer")

WHEREAS

A. KSE has been a yacht builder in Taiwan, R.O.C. for over 40 years and holds the "MONTE FINO" trademark which has been registered in the R. O. C., European Union, Switzerland, Liechtenstein, Monaco, Australia, New Zealand, Hong Kong, Japan, People's Republic of China and is being registered in other countries.

B. The Dealer is a trading company in USA and People's Republic of China for the sale and distribution of yachts.

C. For the purposes of promotion and sale of Vessels in the Territory, the parties have hereby agreed to enter into this Agreement on the following terms and conditions.

OPERATIVE PROVISIONS

I .Definitions

Terms used in this Agreement shall have the meanings defined below, and terms not defined herein shall have the same meaning as in the Sales Contract:

"Confidential !nfqrmation" means any information provided by KSE to the Dealer pursuant to this Agreement in relation to Vessels, including but not limited to, prices and costs, know-how, drawings, sketches, plans, designs, concepts, techniques, methodologies, processes, technical data and manufacturing information.

"Minimum Purchase Quantity" means 5 units of Vessels, including 5 units of yachts with 1 5', 19, 20', 226" or 24' beam hull.

"Sales Contract" means the Contract for Construction and Sale of Yacht signed or to be signed between KSE and the Dealer separately.

"Territory" means People's Republic of China.

"Trial Period" means the period of 18 months starting from the date hereof.

"Trial Purchase Quantity" means I unit of Vessel with 15', 19', 20', 22'6" or 24' beam hull.

"Vessels" means brand-new yachts designed by KSE and/or Third Party Suppliers, both bearing the "MONTE FINO" trademark. Yachts ordered by yacht and boat builders in the Territory and bearing a trademark other than "MONTE FINO" shall not be included.

2. Term

2.1 This Agreement shall take effect on the date hereof and shall continue in force for a period of 5 years, unless being terminated in accordance with clause 10.

2.2This Agreement may be renewed for a further period of 5 years on the same or amended terms and conditions mutually agreed. Either party shall solicit in writing the renewal of this Agreement 60 days prior to its expiry. If the other party agrees to the renewal, it shall reply within 30 days thereto.

3.DeaIer's Promotion and Minimum Purchase Obligations

3.1 The Dealer shall at its own cost and expenses do all things necessary to promote and sell Vessels in the Territory, including but not limited to the following:

(a)setup at least one office for promoting, selling Monte Fino yachts and providing after sell supports.

(b)contact potential buyers of Vessels residing or registered in the Territory;

(c)exhibit in yacht and boat fairs, exhibitions or shows taken place in the Territory at least once a year;

(d)assist Buyers for delivery, importing, registration, commissioning and hand over of Vessels in the Territory;

(e)assist Buyers for Warranty Services and After Sale Supports; and

(f) take any other necessary measures and perform any matters reasonably required by KSE which are helpful to promotion and sale of Vessels.

3.2At least within 21 days prior to release of the promotion and sales materials and advertisements in newspapers, magazines and any other media for Vessels that are not provided or funded by KSE, the Dealer shall forward copies thereof to KSE for its record. If KSE finds any of them infringe or may infringe KSE'S trademark or other intellectual property rights pursuant to clause 5, it shall within days after receipt thereof notify the Dealer to withdraw the release or modify the contents up to KSEs satisfaction, and the Dealer must do so immediately at its own cost.

3.3 During the term of the Trial Period, the Dealer shall sign the Sales Contracts for at least the Trial Purchase Quantity of Vessels, and during the term of this Agreement, the Dealer shall sign the Sales Contracts for at least the Minimum Purchase Quantity of Vessels, half of which shall be achieved by the end of half of the term.

3.4After the Dealer receives an order from the buyer of Vessels in the Territory, it shall place a separate purchase order with KSE including the information on such buyer and usage of the Vessel and sign a Sales Contract thereof separately with KSE. After such Sales Contract is signed, the relationship between KSE and the Dealer in relation to the Vessel ordered shall be governed solely by the Sales Contract, and KSE shall take only from the Dealer the instructions in connection with the construction and/or Specifications of the Vessel.

4. KSE's Obligations

4.1 During the term-of this Agreement, KSE agrees not to sell Vessels directly to any other parties or appoint any other dealers in the Territory.ln addition, KSE agrees that, with its prior Mitten consent, the Dealer may appoint other yacht dealers and brokers in the Territory to assist promotion and sale of Vessels.

4.2 KSE shall do the following to assist the Dealer to promote and sell Vessels:

(a) forward to the Dealer all inquiries it received from the Territory in relation to Vessels;

(b) provide quotations to the Dealer only based on the specifications and drawings provided by the Dealer or the Third Party Suppliers;

(c) with prior written consent, cooperate in the visits to its shipyard by potential buyers arranged by the Dealer;

(d) provide products training;

(e) provide yachts digital images, products catalogs and / or brochures;

(f) assist on yacht and boat fairs, exhibitions or shows taken place in the Territory;

(g) run advertisements; and

(h) provide assistance on After Sales and Technical Supports

5. Distributor's Commission

5.1 KSE shall pay the Distributor a commission for each Vessel ordered by the Distributor. The Distributor's Commission will vary depending on the size of each Vessel sold and delivered. The rate of the commission are.

of the Sales Price

of the Sales Price

of the Sales Price for yachts in between 43 and 59 feet in length for yachts in between 60 and 79 feet in length

for yachts in between 80 and 99 feet in length

of the Sales Price for yachts in between 100 feet and above in length

5.2Thecommission shall be payable to the Distributor in US dollar within 5 days after receipt by KSE of the last payment of the Sales Price from the Buyer pursuant to the Sales Contract.

5.3Wherethe Distributor purchases any Vessel for resale to its customers, it shall be deemed as a Buyer and sign a separate Sales Contract with KSE for the Vessel.

6.Dealer'sAssistance Obligations

For Vessels which the Dealer has received or is entitled to receive commission or any other form of payment from KSE, the Dealer shall assist KSE upon request to obtain any specifications, items, information, etc. KSE may require from time to time from the respective buyers for construction of Vessels until they are completed and delivered.The Dealer shall also assist KSE to resolve any disputes between KSE and the Buyers which arise or may arise therefrom.

7.1ntellectual Property

7.1 The Dealer acknoWedges that

(a) the Confidential Information is the exclusive intellectual property of KSE, and it shall use the Confidential Information with the reasonable care; and

(b) its use of the MONTE FINO and KHA SHING trademarks in performing its obligations under this Agreement does not establish or imply any licensing, transfer or concession whatsoever of this trademark owned by KSE.

7.2 During the term of this Agreement or any time thereafter, each party shall not disclose directly or indirectly the Confidential Information and any information of a confidential nature provided by the other party pursuant to this Agreement.

7.3The Dealer undertakes not to register directly or indirectly in any countries the wording of "KHA SHING", " MB", " any similar words as a trademark, brand, trade or company name, etc. which may be misleading or cause confusion to any third parties. This clause survives the expiration or termination of this Agreement.

7.4To its best knowedge, the Dealer shall inform KSE of the existence of any trademarks competing with the MONTE FINO and KHA SHING trademarks that are similar to it, misleading or susceptible of causing confusion in the minds of the general public.

8.Warranties

The Dealer warrants that it will:

(a) look after the interests of KSE and act dutifully and in good faith in performing its duties and obligations under this Agreement at all times;

(b) not promote or purchase the yachts and boats constructed by, or act as agent, dealer or representative of, any other yacht and boat builders;

(C) not enter into any contracts on behalf of KSE or create any liabilities whatsoever on KSE; and

(d) nqt assign to third parties either in whole or in part its rights and obligations under this Agreement without KSE'S prior written consent.

9.Force Majeure

During the term of this Agreement, neither party shall be liable to the other party for failure or delay in the performance of any of its obligations under this Agreement caused by the occurrence of any force majeure event, such as fire, explosion, earthquake, tsunami, storm, flood, war, riot, insurrection, strike, etc.

10. Termination

10. I This Agreement may be terminated:

(a) at any time by written mutual agreement;

(b) upon written notice by KSE where the Dealer did not fulfill its obligation in clause 3.3 in relation to the Trial Purchase Quantity or breached clause 7 or 8;

(C) upon written notice by one party where the other party

(i) breached any provisions other than clauses 7 and 8 of this Agreement and has not remedied the breach within the period set in the written notice requiring that the breach be remedied;

(ii) has a receiver, reorganization manager or liquidator appointed or is unable to pay its debts as they fall due; or

(iii)has been continuously prevented from executing any of its obligations under this Agreement by a force majeure event set out in clause 9 for more than 6 months.

9.2 In the event of default by the Dealer in relation to clause 7 or 8, KSE shall be entitled to request the Dealer to pay any lost and claim damages it has suffered therefrom. KSE shall have the right to deduct these lost from any commission or other form of payment payable to the Dealer.

9.3 In the event this Agreement expires or is terminated pursuant to this clause, and there are Vessels still under construction, each party shall continue to fulfil its obligations under the relevant Sales Contracts until those Vessels are delivered.

I I . Entire Agreement

This Agreement sets forth the entire agreement between the parties regarding the distribution relationship between the parties and supersedes and replaces all prior discussions, agreements and undertakings relating thereto.

12. Dispute Resolution

In the event a dispute arises from or in connection with this Agreement, each party agrees to negotiate in good faith to try to resolve the dispute amicably. If the parties are unable to resolve the dispute (including, but not limited to, termination of this Agreement) within one month or such longer period as is mutually agreed in writing, the dispute shall be resolved through legal proceedings pursuant to clause 13.

13.Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Republic of China, and the Kaohsiung District Court shall have jurisdiction as the court of first instance over any dispute arising from or in connection with this Agreement.

14. Counterparts

This Agreement is made in two counterparts, with one for each party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first written above.

KHA SHING ENTERPRISES CO., LTD. VIVIC CORPORATION

Name:Name:

Title:Title: ceo